Exhibit 10.55
SUNESIS PHARMACEUTICALS, INC.

2008 Bonus Program

I.          Overview

The 2008 Bonus Program (the “Program”) of Sunesis Pharmaceuticals, Inc. (the “Company”) is designed to motivate, retain and reward its employees through a combination of corporate and individual performance-based incentive compensation components. Employees of the Company employed at the Company during 2008 who are designated by the Compensation Committee of the Company’s Board of Directors (the “Committee”) and who remain employed by the Company as of the Payment Date (as defined below) (each a “Participant”) shall be eligible to participate in the Program unless otherwise determined by the Committee. The Program is administered by the Committee in its sole discretion.

The Program is designed to award a cash bonus payment (each a “Cash Bonus”) for performance in 2008 to  Participants based on the level of achievement by the Company of certain corporate objectives (the “Corporate Objectives”) and, in the case of each Participant, based on such Participant’s level of achievement of certain individual performance objectives, which may take into consideration certain department, group and/or team objectives applicable to such Participant (the “Individual Objectives”).

II.        Program Objectives

The Program is intended to encourage and incentivize the following:

  the annual achievement of Corporate Objectives; and
  the annual achievement of Individual Objectives,

as well as to recognize individual contributions and effort.

III.       Determination of 2008 Objectives

The Corporate Objectives shall be approved by the Committee, with input from management, and generally relate to the achievement of certain research, clinical development, business development, financial, business and similar milestones.  Each Corporate Objective is also assigned a relative weighting from the Committee, reflecting its importance to the achievement of the Company’s key results for 2008.

The Individual Objectives shall be set as follows:

  For the Chief Executive Officer and the Executive Chairman, the Individual Objectives shall be set by the Committee, subject to approval by the Company’s Board of Directors;
  For the Participants that are executive officers (as that term is defined under Section 16 of the Securities Exchange Act of 1934, as amended, and Rule 16a-1 thereunder), other than the Chief Executive Officer and the Executive Chairman (collectively, the “Executive Participants”), the Individual Objectives shall be set by the Committee based upon recommendations made by the Chief Executive Officer; and
  For non-Executive Participants (collectively, the “Non-Executive Participants”), the Individual Objectives shall be set by each such Participant’s immediate supervisor, with input from team leaders, group and department heads and the Human Resources department, as appropriate.

IV.       2008 Bonus Targets

For 2008, each Participant is eligible for up to a specified percentage of his or her annual base salary, based upon the position such Participant holds with the Company (the “Bonus Target”).  Under the Program, the Bonus Targets range from 25% to 40% of a Participant’s annual base salary for Vice President level employees and above and a range from 6% to 20% of a Participant’s annual base salary for other Participants.

V.         Determination of 2008 Cash Bonus Payments

Cash bonuses under the Program are anticipated to be paid out in the first quarter of 2009.  Actual determination of cash bonuses to be paid out under the Program for 2008 shall be made as follows:

Determination of Level of Achievement of Corporate Objectives

In the first quarter of 2009, the Committee shall determine, after receiving and considering recommendations from management, the degree to which the Corporate Objectives have been met, expressed as a percentage of Corporate Objectives achieved, taking into consideration the weighting assigned to each Corporate Objective.  At this time, the Committee determines the final aggregate bonus pool under the Program for all Participants (the “Bonus Pool”),  depending on the extent to which the Corporate Objectives were met or exceeded.

Adjustment of Bonus Targets based on Level of Achievement of Corporate Objectives

Bonus Target levels for Participants are also adjusted based on level of achievement of Corporate Objectives as determined by the Committee.  For example, if the Committee determines that only 80% of the 2008 Corporate Objectives are achieved, each Participant’s Bonus Target is decreased by 20% (in other words, a Participant with a 10% Bonus Target will have that Bonus Target reduced to 8%, or 80% of 10%.)  Such adjusted Bonus Targets are referred to as the “Adjusted Bonus Targets.”

Determination of Bonus Payments for Individual Participants

Individual bonus payouts to individual Participants are based on their (i) level of contribution to the achievement of the Corporate Objectives; and (ii) level of achievement of such Participant’s Individual Objectives.  The determination of the level of such contribution and achievement shall be made as follows:

  For the Chief Executive Officer and the Executive Chairman, the Committee shall determine if and to what extent their Individual Objectives have been achieved, as well as their contribution to the achievement of Corporate Objectives, subject to approval by the Company’s Board of Directors;
  For Executive Participants, the Committee shall determine if and to what extent their Individual Objectives have been achieved, as well as their contribution to the achievement of Corporate Objectives, based upon recommendations made by the Chief Executive Officer; and
  For Non-Executive Participants, the Company’s Executive Committee shall determine if and to what extent their Individual Objectives have been achieved, as well as their contribution to the achievement of Corporate Objectives, with input from team leaders, group and department heads and supervisors, as appropriate.

After assessing each such Participant’s achievements as described above, each Participant’s actual cash bonus payout (“Cash Bonus”), as a percentage of such Participant’s Adjusted Target Bonus, will be determined based on the assessment of each such Participant’s 2008 achievements as follows:

  The Committee shall determine the Cash Bonus for each of the Chief Executive Officer and the Executive Chairman, subject to approval by the Company’s Board of Directors;
  The Committee shall determine the Cash Bonus for each Vice President level employee and above, other than the Company’s Chief Executive Officer and Executive Chairman, based upon recommendations made by the Chief Executive Officer; and
  The Company’s Executive Committee shall determine the Cash Bonus for each Non-Executive Participant, with input from team leaders, group and department heads and supervisors, as appropriate.

The Committee has final authority with respect to the determination of the Cash Bonus, if any, for each Executive Participant and Non-Executive Participant.

VI.       Timing of Cash Payments Under the Program

Payment of Cash Bonuses under the Program shall occur on February 27, 2009 or upon such other date as determined by the Committee in its sole discretion (the “Payment Date”).

VII.      Miscellaneous Provisions

Participation in the Program shall not alter in any way the at will nature of the Company’s employment of a Participant, and such employment may be terminated at any time for any reason, with or without cause and with or without prior notice.  Nothing in this Program shall be construed to be a guarantee that any Participant will receive all or part of a Cash Bonus or to imply a contract between the Company and any Participant.

This Program supersedes and replaces all prior cash incentive and bonus plans of the Company.  The Board of Directors or the Committee may amend or terminate this Program at any time, with or without notice. The Committee may likewise terminate an individual’s participation in the Program at any time, with or without notice.  Further, the Board of Directors or the Committee may modify the Corporate Objectives, the Individual Objectives, the Bonus Targets and/or the Cash Bonus amounts at any time.  The Committee may adjust the cash payouts hereunder based on achievement of publicly announced targets, clinical milestones, strategic goals, cross-functional teamwork and collaboration, and unforeseen changes in the economy and/or geopolitical climate.

The Program shall be interpreted in accordance with California law without reference to conflicts of law principles.